Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Getaround, Inc. on Form S-8 of our report dated March 30, 2022, which includes an explanatory paragraph as to Interprivate II Acquisition Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of Interprivate II Acquisition Corp. as of December 31, 2021 and for the year then ended, appearing in the Annual Report on Form 10-K of Interprivate II Acquisition Corp. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 14, 2023